BlackRock Enhanced Government Fund Inc.
Cusip: 09255K108
Ticker: EGF

Record Date	June 15, 2009
Pay Date	June 30, 2009

Distribution Amount per share	$0.1050

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-
term capital gains and return of capital. All amounts are expressed per common share.
				% Breakdown of the
		% Breakdown	Total Cumulative	Total Cumulative
		of the Current	Distributions for the	Distributions for the
	Current Distribution	Distribution	Fiscal Year to Date	Fiscal Year to Date

Net Investment Income	$0.1050	100%	$0.5250	100%
Net Realized Short-Term Capital Gains	$-	0%	$-	0%
Net Realized Long-Term Capital Gains	$-	0%	$-	0%

Return of Capital	$-	0%	$-	0%
Total (per common share)	$0.1050	100%	$0.5250	100%

Average annual total return (in relation to NAV) for the inception to date ending on May 31, 2009				3.63%
Current fiscal period's annualized distribution rate as a percentage of NAV as of May 31, 2009				7.59%

Cumulative total return (in relation to NAV) for the fiscal year through May 31, 2009				6.29%
Cumulative fiscal year distribution rate expressed as a percentage of NAV as of May 31, 2009				2.53%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the
Fund's Managed Distribution Plan.

Currently there is no estimated return of capital for the Fund. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in the Notice are only estimates and are not being provided for tax reporting purposes.
The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on the tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purpose.

Contact Number: 888-825-2257